                                  EXHIBIT 99.1

                                       CONTACT:             Robert K. Hynes
                                                            Monica Burrows
                                                            (212) 355-5200

                                          RELEASE DATE:  October 9, 2002

                  WHX CORPORATION ANNOUNCES THE EXIT OF CERTAIN
        STAINLESS STEEL WIRE ACTIVITIES BY ITS HANDY & HARMAN SUBSIDIARY

New York - WHX Corp. (NYSE: WHX)

WHX announced today that its wholly owned Handy & Harman  subsidiary has decided to exit certain of its stainless steel wire activities.  The affected operations are Handy & Harman's  facilities in  Liversedge,  England and  Willingboro,  New
Jersey.

Handy  &  Harman's   stainless  steel  wire  and  cable  activities  located  at
Cockeysville,  Maryland  and  Oriskany,  New York will  continue  to supply  its customers  with a wide range of  specialty  products.  Capital  improvements  in machinery and equipment as well as infrastructure improvements are in process to expand and enhance the capabilities of Handy & Harman's  Cockeysville,  Maryland facility.  Fine  wire  customers  currently  being  supplied  by  the  Company's
Willingboro  facility will be serviced by the Cockeysville  facility in the near future.

The decision to exit these  operating  activities will result in a third quarter charge in the range of $7.0 to $8.5 million for inventory  write-downs and other exit costs and a fourth  quarter charge in the range of $4.0 to $4.5 million for employee benefit costs. Additionally,  in accordance with FASB Statement No. 144
"Disposal  of  Long  Lived  Assets,"   Handy  &  Harman  will  incur   increased
depreciation  expense of  approximately  $4.7 million on equipment values during the  remaining  operating  period of the  affected  businesses,  estimated to be approximately three months.

In  addition  to the above  charges,  Handy & Harman  will  also  record a third quarter  charge  of  approximately  $5.0  million  for  excess  and slow  moving inventories and allowances for doubtful accounts.  This charge, which relates to the Company's ongoing wire group operations,  is a result of the severe downturn in the telecommunications and other stainless steel wire and cable markets.

WHX is a holding  company that has been structured to invest in and/or acquire a diverse group of businesses on a decentralized  basis. WHX's primary business is
Handy & Harman, a diversified  manufacturing company with activities in precious metals fabrication, specialty wire and tubing and engineered materials. WHX also
owns  Pittsburgh-Canfield   Corporation,  a  manufacturer  of  electrogalvanized
products used in the construction and appliance industries.

Forward-Looking Statements

This  press  release  contains  certain  forward-looking  statements  within the meaning of Section 27A of the  Securities  Act of 1933, as amended,  and Section
21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors  created  thereby.  Investors are cautioned that all forward-looking statements involve risks and uncertainty.  Although WHX believes that the assumptions underlying the forward-looking  statements contained herein are reasonable,  any of the  assumptions  could be inaccurate,  and,  therefore, there can be no assurance that the  forward-looking  statements included in this
press  release  will  prove  to  be  accurate.   In  light  of  the  significant
uncertainties  inherent in the  forward-looking  statements included herein, the inclusion of such information  should not be regarded as a representation by WHX or any other person that the objectives and plans of WHX will be achieved.